Exhibit 23.02

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)  Registration Statement (Form S-3 No. 33-95716) of Sonic Corp. for the registration of 1,420,000 shares of its common stock, and the related Prospectuses,

(2)  Registration Statement (Form S-8 No. 333-26359) pertaining to the Sonic Corp. Savings and Profit Sharing Plan,

(3)  Registration Statements (Forms S-8 No. 333-168623 and No. 333-131450 and No. 333-195086) pertaining to the Sonic Corp. 2006 Long-Term Incentive Plan,

of our report dated October 25, 2013, with respect to the 2013 and 2012 consolidated financial statements and schedule of Sonic Corp., included in this Annual Report (Form 10-K) of Sonic Corp. for the year ended August 31, 2014.

/s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
October 24, 2014